Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Univest Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-123189, 333-02513, 333-152542 and 333-187987) on Form S-8 and in the registration statements (Nos. 333-02509 on Form S-3 of Univest Financial Corporation of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Univest Financial Corporation and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Univest Financial Corporation.

Our report refers to the adoption of Accounting Standard Update No. 2016-13, which established Accounting Standard Codification Topic 326, Financial Instruments – Credit Losses, and the adoption of Accounting Standard Update No. 2016-02, which established Accounting Standard Codification Topic 842, Leases.

Philadelphia, Pennsylvania
February 26, 2021